UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): July 25, 2021

IWeb Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-205835	83-0549737
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8/6 Soi Patanakarn 30

Patanakarn Road, Suan Luang,

Bangkok, Thailand

(Address of principal executive offices, Zip Code)

+662 319 0197 - 99

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 25, 2021, the Board of Directors (the “Board”) of IWeb, Inc. (the “Company”) received: (i) a resignation letter from Mr. Ratanaphon Wongnapachant, to resign as the Chief Executive Officer, Chairman and a member of the Board of the Company, effective on July 26, 2021; (ii) a resignation letter from Direk Chantri, to resign as the Secretary, Treasurer and interim Chief Financial Officer of the Company, effective on July 26, 2021; and (iii) a resignation letter from Mr. Bodin Kasemset, to resign as a member of the Board of the Company, effective on July 26, 2021.  Each of Mr. Wongnapachant, Mr. Chantri and Mr. Kasemset indicated that his resignation is not due to disagreement with the Company or the Board.

On July 25, 2021, the Board appointed: i) Mr. Anthony Moore as the Chief Executive Officer, Chairman and a member of the Board, effective on July 26, 2021; (ii) Zoliwe Macanda-Simbodyal as the Secretary, Treasurer and Chief Financial Officer of the Company, effective on July 26, 2021; and (iii) Gurjinder Johal as a member of the Board of the Company, effective on July 26, 2021.

Mr. Anthony Moore, age 76, has served as the Executive Chairman of Evrensel Capital Partners Ltd. since October 2017.  Mr. Moore was the Chairman and Chief Executive Officer of Moore Advisors Ltd from 2009 to 2017 and was the Chairman and Chief Executive Officer of Moore, Clayton &Co Ltd from 1999 to 2009. Mr. Moore completed his 'A' level education at Worthing College in 1965 and his BA degree in Philosophy and Sociology from University of Exeter in 1968. The Board believes Mr. Moore’s experience and knowledge of business and capital market will benefit the Company and make him a valuable member of the Board.

Ms. Macanda-Simbodyal, age 49, has served as a Chief Executive Officer of Chun Can Capital Group (OTC: CNCN) since August 2020. She was the Finance Director of John Deere Africa from January 2016 to December 2019. Ms. Macanda-Simbodyal is a member of the Institute of Chartered Accountants England & Wales and the South African Institute of Chartered Accountants. Ms. Macanda-Simbodyal received her Bachelor of Commerce degree with honors and Master degree in Finance from University of Wales in 2000 and 2001 respectively.  The Board believes Ms. Macanda-Simbodyal’s experience and knowledge of finance and accounting will benefit the Company and make her a valuable member of the Board.

Mr. Gurjinder Johal, age 39, has served as the Managing Partner at GVO Partners and has worked with management teams to build platform companies in the fintech, blockchain and digital assets space since March 2020. From March 2018 to June 2021, Mr. Johal was the Founder and Chief Executive Officer of Fillip, Inc. a startup focused on financial wellness and the gig economy. From August 2013 to March 2018, Mr. Johal led an investment team at Merrill Lynch serving individual and corporate clients with customized investment strategies, including deploying capital in Private Equity, Hedge Funds and Real Estate investments. From March 2011 to August 2013, Mr. Johal worked as an investor and operating partner focused on energy, with Cambridge Energy Holdings. Mr. Johal received his Bachelor of Arts degree in 2004 from Kings College London. The Board believes Mr. Johal’s experience and knowledge of the capital market and technology will benefit the Company and make him a valuable member of the Board.

There are no family relationships between Mr. Moore, Ms. Macanda-Simbodyal and Mr. Johal and any director or executive officer of the Company.

In connection with the appointment, the Company entered into an employment agreement with each of Mr. Moore and Ms. Macanda-Simbodyal (the “Agreement”) on July 26, 2021. Under the terms of the Agreement, each of Mr. Moore and Ms. Macanda-Simbodyal will receive annual compensation in the amount of $24,000 and the term of the Agreement is for one (1) year. The Agreement imposes certain customary confidentiality and non-disclosure obligations on each of Mr. Moore and Ms. Macanda-Simbodyal for the agreements of this nature.

On July 26, 2021, the Company also entered into an employment agreement with Mr. Kevin (Hok Fung) Wai, the President of the Company. Under the terms of the agreement, Mr. Wai will receive annual compensation in the amount of $24,000 and the term of his employment agreement is for one (1) year. The employment agreement imposes certain customary confidentiality and non-disclosure obligations on Mr. Wai for the agreements of this nature.

The foregoing descriptions of the employment agreements merely a summary of these agreements and therefore do not purport to be complete and are qualified in their entirety by reference to the Form of Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Employment Agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IWeb, Inc.

Date: July 28, 2021	By:	/s/ Hok Fung Wai
Hok Fung Wai
President